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                                                                      EXHIBIT 14

                                 CODE OF ETHICS

The successful business operation and reputation of Centra is built upon the principles of fair dealing and ethical conduct of our employees, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a strong commitment toward s the highest standards of conduct and personal integrity.

The continued success of Centra is dependent upon our customers' trust. We are dedicated to preserving that trust. Employees owe a duty to Centra, its customers, and shareholders to act in a way that will merit the continued trust and confidence of the public.

Centra will comply with all applicable laws and regulations and expects its directors, officers, and employees to conduct business in accordance with the letter, spirit, and intent of all relevant laws and to refrain from any illegal, dishonest, or unethical conduct. This includes promoting full, fair, accurate, timely, and understandable disclosure in reports and documents that Centra files with or submits to the Securities and Exchange Commission or other regulatory bodies and in other public communications.

In general, the use of good judgment, based on high ethical principles, will guide you with respect to lines of acceptable conduct. If a situation arises where it is difficult to determine the proper course of action or internal reporting of a violation of the code is warranted, the matter should be discussed openly with your immediate supervisor and, if necessary, with the Human Resources Director for advice and consultation.

Compliance with this policy of business ethics and conduct is the responsibility of every Centra employee. Disregarding or failing to comply with this standard of business ethics and conduct could lead to disciplinary action, up to and including possible termination of employment.


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